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CHIRON


March 19, 1998
                                                                  CONFIDENTIAL

James R. Sulat
155 San Benito Way
San Francisco, CA 94127

Dear Jim:

We are pleased to confirm our offer of employment for you to join Chiron Corporation.

Your employment offer with Chiron is as Chief Financial Officer reporting to me. Your starting salary will be $300,000 per annum.

You will be eligible to participate in our stock option program. Subject to the approval of the Board of Directors, you will be awarded two initial stock option grants to purchase Chiron common stock. The first, for 100,000 shares, will vest fully over a four-year period, with the first 25% of the shares vesting at the one-year grant anniversary. Shares vest on a pro-rated monthly basis over the remaining three years of the vesting period. In addition, you will be awarded a special stock option grant of 50,000 options which will vest 100% at the 5-year anniversary of your employment date. The exercise price of the options will be set at the fair market value of a share of Chiron stock on the date the option is approved. We expect the options will be approved as soon as you accept our offer and thereby agree to act as a "service provider" or consultant to Chiron. You will also be eligible to receive future option grants under our long term incentive plan that presently provide for annual option awards based upon individual, function and company performance.

You will also be eligible to participate in Chiron's Annual Incentive Plan for this year. The Plan links corporate, business/functional unit and individual performance metrics to support the accomplishment of Chiron's business goals. The Plan, as structured, has an incentive range for your position from 0% to 90% with a target of 45% of base salary. Plan participants hired between January 1 and September 30, 1998 are eligible to receive a pro-rated bonus which is paid in the first quarter of the 1999 fiscal year.

We agree to pay to you a minimum severance payment equal to the greater of (i) 1-year base salary, declining in equal monthly increments to 6 months base salary over the period from the end of the sixth month to the end of the eighteenth month following commencement of your employment or (ii) the payment to which you otherwise would be entitled under any then effective Chiron Corporation Severance Plan, if your employment is terminated within the first two years, either involuntarily by the Company without cause or voluntarily by you for Good Reason. "Good Reason" shall mean any of the following events that is not consented to by you: (i) the Company shall have taken an action which results in a material diminishment in your position, authority, duties, or responsibilities or a material impairment of your ability to perform your duties, including, without limitation, (A) a reduction by the Company in your

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James R. Sulat
March 19, 1998
Page 2

base salary as the same shall be increased from time to time; (B) the failure by the Company to provide you with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided generally to senior officers under each compensation or benefit plan, program, policy and practice as in effect (or as in effect hereafter, if greater); (C) the failure of the Company to obtain a satisfactory agreement from any successor entity to the Company to assume and agree to perform this Agreement; or (D) a material breach by the Company of its obligations under this Agreement after notice in writing from you and a reasonable opportunity for the Company to cure or substantially mitigate any material adverse effect of such breach; provided, however, that no change in ownership or control of the Company, including any transaction by which Novartis AG acquires additional ownership of Company, including a Buy-Out Transaction as defined in the Governance Agreement, shall itself constitute Good Reason; and provided, further, that an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by you shall not constitute Good Reason hereunder. Your consent to any event which would otherwise constitute "Good Reason" shall be conclusively presumed if you do not terminate your employment within 90 days of the event. In the circumstance described in this paragraph, we also will accelerate the vesting of that number of shares of your initial stock option grant that otherwise would have vested in accordance with their terms during the fraction of the one year following your termination equal to the fraction of one year's base salary that is paid to you as a severance payment pursuant to this agreement. We also agree to pay you a minimum severance payment equal to the greater of 1-year base salary or the payment to which you otherwise would be entitled under any then effective Chiron Corporation Severance Plan if your employment is involuntarily terminated by the Company or its successor without cause within one year following a Buyout Transaction by Novartis. In that circumstance, we also will accelerate the full vesting of your initial stock option grants.

The information sheets following your offer letter contain some of the highlights of Chiron's benefits programs. You will be eligible to participate as well in all benefit and compensation plans available generally to executive officers of the Company. You should note that while this offer is being made under the terms of our current benefits and compensation programs, changes do occur from time to time and any system-wide changes that occur will apply to you as well.

Some of these programs are effective immediately upon your employment, while there are established enrollment periods for others. Your group medical insurance benefits generally start on the first day of the month FOLLOWING your date of hire. Note also that with few exceptions, Chiron extends benefits coverage to qualified family members including opposite and same sex domestic partners.

As a part of Chiron's routine medical surveillance program, employees with certain project assignments may be advised to provide a baseline blood sample for archival storage. The Chiron Occupational Health Department will notify you if a baseline blood draw is recommended.

Enclosed are a number of forms, including a Chiron Employee Invention and Confidential Agreement, which must be signed returned to Human Resources as part of your new hire process. Please make copies of any of the forms you wish to retain for your own use.

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James R. Sulat
March 19, 1998
Page 3

This offer is contingent upon your ability as required by federal law, to establish your employment eligibility as a U.S. citizen, a U.S. lawful permanent resident, or an individual specifically authorized for employment in the U.S. by the Immigration and Naturalization Service. Please read the enclosed notice specifying the documentation required in this regard. If you have an employment authorization document (EAD) issued by the Immigration & Naturalization Service, please contact Elle Dupree in Emeryville, California at (510) 923-2513. This allows us to ensure that you present your Social Security card for the purpose of verifying that your payroll records are accurately recorded.

Under California law, employment with Chiron is not for any specified term and can be terminated at any time for any reason by you or Chiron. Any contrary representations which have been made or may be made to you are superseded by this offer. When you accept the offer, the terms described in this letter and the Chiron Employee Invention and Confidential Information Agreement shall constitute the terms of your employment.

It is my understanding that you are ready to start your employment with Chiron
immediately.   As soon as we have a copy of your signed acceptance of this offer, we can set that date. If you have any questions in the mean time, please feel free to contact me.

Sincerely,

CHIRON CORPORATION


/s/ EDWARD E. PENHOET

Edward E. Penhoet
President & Chief Executive Officer

Enclosures

cc:  Linda Short, Human Resources

Please indicate your understanding of the terms of this offer and your acceptance of this offer by signing this letter and returning it to me as soon as possible.

/s/  JAMES R.  SULAT          3/20/98
---------------------        ------------
Name                            Date



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James R. Sulat
March 19, 1998
Page 4

                                 CHIRON CORPORATION
                           EMPLOYEE BENEFITS AS OF 1/1/98


INSURANCE BENEFITS
MEDICAL INSURANCE        Chiron offers several medical plans to eligible
                         employees and their eligible dependents (spouse, domestic partner and/or children). All medical plans include prescription and vision benefits. Employee contributions are pretax.

DENTAL INSURANCE         Chiron offers 2 dental plans to eligible employees and
                         their eligible dependents (spouse, domestic partner and/or children). Employee contributions are pretax.

LIFE INSURANCE           Eligible employees can purchase coverage for themselves
                         of $10,000, or 1, 2, 3, 4 or 5 times annual salary. The maximum coverage is $800,000 for the first two times salary and an additional $800,000 for the next three times salary. Employee contributions are pretax.

DEPENDENT LIFE INSURANCE Eligible employees can purchase life insurance coverage for eligible dependents on an after-tax basis. Options include $10,000, $20,000 or $50,000 for spousal coverage and $5,000 or $10,000 for children.

ACCIDENTAL DEATH         Eligible employees can purchase coverage for
& DISMEMBERMENT          themselves of 1,2, 3, 4 or 5 times annual
                         salary. The maximum coverage is $800,000 for the first two times salary and an additional
                         $800,000 for the next three times salary.
                         Employee contributions are pretax

TRAVEL ACCIDENT          Chiron provides Travel Accident Insurance coverage of 3
                         times annual salary at no cost to employees. This provides 24-hour coverage for travel to and from work or on company business.

SHORT-TERM DISABILITY    Through the short-term disability program, Chiron
                         provides eligible employees with 100% of salary for the first 30 calendar days (after a 7-day waiting period) less state disability payments, and 2/3 of salary for the next 150 days of disability less state disability payments. Chiron provides this coverage at no cost to the employee.

LONG-TERM DISABILITY     For eligible employees disabled for more than 180
                         days, Chiron provides 60% of monthly salary up to $18,000. Chiron provides this coverage at no cost to the employee. Eligible employees also have the option to purchase an additional 6 2/3% of monthly salary up to $20,000 on a pretax basis.

WORKERS' COMPENSATION    All employees are covered by Chiron's Workers'
                         Compensation insurance.

INVESTMENT PROGRAMS
401(K) PLAN              Participation in the Chiron Corporation 401(k) plan is
                         available to eligible employees on the first of the month following date of hire or immediately, if date of hire is the first business day of the month. Employees may designate pre-tax contributions of 1% to 15% of salary. The Company provides a maximum 4% match on employee contributions and the match is vested immediately. For newly eligible employees there is a wait period of 1 year before matching contributions are given.

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James R. Sulat
March 19, 1998
Page 5

EMPLOYEE STOCK           Eligible employees may purchase Chiron stock,
PURCHASE PLAN            at a discount below market price.
                         Participation in the plan depends upon the employee's date of hire. Employees can contribute to this program from 3% to 15% of their base salary on an after-tax basis.

STOCK OPTION PLAN        Chiron has a Stock Option Program. The granting of
                         options to eligible employees is subject to Board of
                         Directors approval and program guidelines.
TIME-OFF BENEFITS
PAID TIME OFF (PTO)      Chiron has a biweekly accrual based PTO program.
                         Eligible employees accrue 18 days per calendar year for 0 to 3 years of service. From 3 to 10 years the accrual rate is 23 days per calendar year. From 10 to 20 years the accrual rate is 28 days per calendar year. For service of 20 years or more the accrual rate is 33 days per calendar year. Eligible employees will receive the higher accrual rate in the January beginning their anniversary year in which they would reach a higher level.

FIXED HOLIDAYS           Eligible employees receive up to 7 paid holidays per
                         year.

LEAVE OF ABSENCE         Chiron grants leaves of absence to accommodate
                         employees' medical/maternity disability, family or personal needs.

OTHER BENEFITS
FLEXIBLE SPENDING        Chiron offers Health Care and Dependent Care
                         reimbursement accounts to eligible employees. These accounts give employees the advantage of paying for eligible health and dependent care expenses with pretax dollars.

EMPLOYEE ASSISTANCE      Chiron provides a confidential counseling and
PROGRAM                  referral service to all employees and their
                         families.


EDUCATIONAL ASSISTANCE   Regular full-time employees are eligible, after 6
                         months of service, for up to $2,000 per year in reimbursement of tuition, textbooks, and lab expenses for classes directly related to their jobs

CREDIT UNION             Regular full-time and part-time employees and members
                         of their families or household are eligible to join.

PREPAID LEGAL            A Prepaid Legal Plan is available to eligible
                         employees to provide affordable, basic legal services. Employees pay for this benefit on an after-tax basis.

DEPENDENT CARE           Eligible employees are provided with this
CONNECTION               counseling, education and referral service
                         which provides extensive services such as child care, elder care, adoption and prenatal planning.

NOTE:     ELIGIBLE EMPLOYEES ARE DEFINED AS REGULARLY SCHEDULED TO WORK 20 HOURS
OR MORE PER WEEK. COVERAGE FOR MOST BENEFITS ARE EFFECTIVE THE FIRST OF THE MONTH FOLLOWING DATE OF HIRE, OR IMMEDIATELY IF THE DATE OF HIRE IS THE FIRST BUSINESS DAY OF THE MONTH, UNLESS OTHERWISE NOTED.